Pricing Supplement No.                      A0017b
Dated                                       May 7, 2004
Rule 424(b)(3)
File No.                                    333-106272

(To Prospectus dated June 30, 2003, Prospectus Supplement dated July 11, 2003, Pricing Supplement dated February 18, 2004 and
Pricing Supplement dated April 30, 2004)

                                    CITIGROUP GLOBAL MARKETS HOLDINGS INC.

Medium-Term Notes, Series A (Registered Notes)
Due Nine Months or More from the Date of Issue

Principal Amount or Face Amount:            $400,000,000.00
Issue Price:                                100.00%
Proceeds to Company on original issuance:   $399,300,000.00
Commission:                                 $700,000
Agents' capacity on original issuance:
         Citigroup Global Markets Inc.:     $396,000,000.00
         Ormes Capital Markets Inc. :       $2,000,000.00
         Pryor, Counts & Company       :    $2,000,000.00

Citigroup Global Markets Inc.'s capacity on original issuance: As Agent
If as principal
       | |  The Registered Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | | The Registered Notes are being offered at a fixed initial public offering price % of Principal Amount or Face Amount.

Form of Note:                       Global
Original Issue Date:                February 23, 2004
Stated Maturity:                    February 23, 2006
Specified Currency:
(If other than U.S. Dollars)
Authorized Denominations:
(If other than as set forth
in the Prospectus Supplement)
Interest Payment Dates:             The 23rd of every Feb/May/Aug/Nov
                                    (provided such dates are business days
                                    in New York)
First Interest Payment Date:        May 24, 2004
Accrue to Pay:                      Yes
Indexed Principal Note:
Type of Interest on Note:           Floating Rate
Interest Rate (Fixed Rate Notes):   N/A
Base Rate (Floating Rate Notes):    Federal Funds Rate
Calculation Agent:                  Citibank
Computation of Interest:            Actual over 360
(If other than as set forth
in the Prospectus Supplement)
Interest Reset Dates:               Daily
Rate Determination Dates:           1 New York Business Day prior
                                    no rate cutoff.
(If other than as set forth
in the Prospectus Supplement)
Index Maturity:                     Federal Funds Effective
Spread:                             + 16 basis points
Spread Multiplier:
Change in Spread, Spread Multiplier
or Fixed Interest Rate prior
to Stated Maturity:                 No
Maximum Interest Rate:
Minimum Interest Rate:
Amortizing Note:                    No
Renewable Note:                     No
Optional Extension of Maturity:     No

Optional Redemption:                No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption:

Optional Repayment:                 No
         Optional Repayment Dates:
         Optional Repayment Prices:

Discount Note:                      No
         Total Amount of OID:
         Bond Yield to Call:
         Bond Yield to Maturity:
         Yield to Maturity:

CUSIP:                              17307EAX1

Other: This amended Pricing Supplement corrects Interest Reset Dates set forth in Pricing Supplement No. A0017a dated April 30, 2004.